Severance and Change of Control Agreement

This Severance and Change of Control Agreement (the “Agreement”) between Stratus Properties Inc., a Delaware corporation, and Erin D. Pickens (the “Executive”) is dated effective as of April 1, 2016 (the “Agreement Date”).
ARTICLE I
Definitions
1.1    Board. “Board” shall mean the Board of Directors of the Company.
1.2    Cause. “Cause” shall mean:
(a)    The Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;
(b)    The willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise; or
(c)    The final conviction of the Executive or an entering of a guilty plea or a plea of no contest by the Executive to a felony.
For purposes of this provision, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the act or omission was in the best interest of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or the advice of counsel to the Company or its Affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or its Affiliates. The termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph (a), (b) or (c) above, and specifying the particulars of such conduct.

1.3    Change of Control. (a) “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):
(i)    the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 1.3(a)(i), the following will not constitute a Change of Control:

(A)    any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under Section 1.3(a)(iii) hereof) of Common Stock directly from the Company,
(B)    any acquisition of Common Stock by the Company or its subsidiaries,
(C)    any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or
(D)    any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Section 1.3(a)(iii) hereof; or
(ii)    individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(iii)    the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:
(A)    the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of Common Stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, and
(B)    no Person together with all Affiliates of such Person (excluding the Company and any employee benefit plan or related trust of the Company or any of its subsidiaries) Beneficially Owns 30% or more of the then outstanding shares of Common Stock or 30% or more of the combined voting power of the then outstanding voting securities of the Company, and
(C)    at least a majority of the members of the board of directors of the Company were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)    As used in this Section 1.3 and elsewhere in this Agreement, the following terms have the meanings indicated:
(i)    Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.
(ii)    Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.
(iii)    Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.
(iv)    Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.
(v)    Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.
(vi)    Post-Transaction Corporation: Unless a Change of Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.
(vii)    Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Company Voting Stock.
1.4    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.5    Common Stock: “Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.
1.6    Company. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company. Following a Change of Control, “Company” shall refer to the Post-Transaction Corporation.

1.7    Disability. “Disability” shall mean:
(a)    A disability entitling the Executive to receive benefits under a long-term disability insurance policy maintained by the Company or an Affiliate in effect at the time either because she is totally disabled or partially disabled, as such terms are defined in such policy in effect as of the Agreement Date or as similar terms are defined in any successor policy.
(b)    If there is no long-term disability plan in effect covering the Executive, and if (i) a physical or mental illness renders the Executive incapable of satisfactorily discharging her duties and responsibilities to the Company or an Affiliate for a period of 90 consecutive days, and (ii) such incapacity is certified in writing by a duly qualified physician chosen by the Company or an Affiliate and reasonably acceptable to the Executive or her legal representatives, then the Board will have the power to determine that the Executive has become disabled. If the Board makes such a determination, the Company or its Affiliate will have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of the Executive as an officer and employee. Any such termination will become effective 60 days after such notice of termination is given, unless within such 60-day period, the Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company or an Affiliate and reasonably acceptable to the Executive or her legal representatives so certifies in writing) and the Executive in fact resumes such services.
(c)    The “Disability Effective Date” will mean the date on which termination of the Executive’s status as an officer and employee becomes effective due to Disability.
1.8    Good Reason. “Good Reason” shall mean:
(a)Any material breach by the Company of any of the provisions of this Agreement; or
(b)The assignment to the Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the Agreement Date, or any other action that results in a material diminution in such position, authority, duties or responsibilities.
(c)Following a Change of Control, as defined in Section 1.3 hereof, “Good Reason” will also include:
(i)Any failure of the Company to provide the Executive with the position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control. Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Company;

(ii)The Company requiring the Executive to be based at any office or location more than 35 miles from the office or location where Executive was employed immediately preceding the Change of Control, or requiring the Executive to travel on business to a substantially greater extent than required immediately prior to a Change of Control; or
(iii)Any failure by the Company to comply with and satisfy Sections 4.1(c) and (d) of this Agreement.
Notwithstanding the foregoing, the Executive shall not have the right to terminate the Executive’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right the Executive provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, the Executive must terminate the Executive’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

1.9    Section 409A. “Section 409A” shall mean Section 409A of the Code and the regulations and guidance issued thereunder.
1.10    Termination Date. “Termination Date” shall mean, if the Executive’s status as an officer and employee is terminated (i) by reason of the Executive’s death, the date of the Executive’s death, (ii) by reason of Disability, the Disability Effective Date, (iii) by the Company other than by reason of death or Disability, the date of delivery of the notice of termination or any later date specified in the notice of termination, which date will not be more than 30 days after the giving of the notice, or (iv) by the Executive other than by reason of death, the date of delivery of the notice of termination or any later date specified in the notice of termination, which date will not be more than 30 days after the giving of the notice.
ARTICLE II
Severance and Change of Control Benefits

2.1    Term and Capacity after Change of Control.
(a)    This Agreement shall commence on the Agreement Date and continue in effect through March 31, 2019 (the “Initial Term”). If the Executive continues to serve as an officer of the Company and a Change of Control occurs during the Initial Term, then the Executive’s employment term (the “Employment Term”) shall continue through the third anniversary of the Change of Control, subject to any earlier termination of the Executive’s employment pursuant to this Agreement.
(b)    After a Change of Control and during the Employment Term, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control and (ii) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Change of Control or any office or location less than 35 miles from such location. The Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Company.
2.2    Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:
(a)    Salary. An annual salary (“Base Salary”) at the highest rate in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control, payable to the Executive at such intervals no less frequent than the most frequent intervals in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, the intervals in effect at any time after the Change of Control for other most senior executives of the Company and its Affiliates.
(b)    Bonus. The Executive shall be entitled to participate in an annual incentive bonus program applicable to other most senior executives of the Company and its Affiliates but in no event shall such program provide the Executive with incentive opportunities less favorable than the most favorable of those provided by the Company and its Affiliates for the Executive under the Company’s annual cash plan as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other most senior executives of the Company and its Affiliates. Any such bonus shall be paid in cash no later than two and a half months following the close of the fiscal year for which it is earned.
(c)    Fringe Benefits. The Executive shall be entitled to fringe benefits (including, but not limited to, automobile allowance, air travel, and reimbursement for club membership dues) in accordance with the most favorable agreements, plans, practices, programs and policies of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Company and its Affiliates.
(d)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses (including food and lodging) incurred by the Executive in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Company and its Affiliates.
(e)    Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other most senior executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Executive under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control.
(f)    Welfare Benefit Plans. The Executive and the Executive’s family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other most senior executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control.
(g)    Indemnification and Insurance. The Company shall indemnify the Executive, to the fullest extent permitted by applicable law, for any and all claims brought against her arising out her services during or prior to the Employment Term. In addition, the Company shall maintain a directors’ and officers’ insurance policy covering the Executive substantially in the form of the policy maintained by the Company and its Affiliates at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Company and its Affiliates.
(h)    Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliates at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Company and its Affiliates.
(i)    Vacation. The Executive shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its Affiliates as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Company and its Affiliates.
2.3    Obligations upon Termination prior to a Change of Control.
(a)    Termination by the Company without Cause or by the Executive for Good Reason. If during the Initial Term, and prior to a Change of Control, the Company terminates the Executive’s employment without Cause, or the Executive terminates her employment for

Good Reason, then, subject to Section 2.6 and, if applicable, the six-month delay set forth in Section 2.10:
(i)    The Company will pay to the Executive the Executive’s Base Salary earned through the Termination Date to the extent not previously paid (the “Accrued Salary”);
(ii)    The Company will pay to the Executive in a lump sum in cash an amount equal to the sum of (A) a pro rata bonus in an amount determined by (1) calculating the average of the annual bonus received by the Executive for the three most recently completed fiscal years prior to the Termination Date, then (2) multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Termination Date by 365 (the “Pro Rata Bonus”), and (B) an amount equal to the sum of (x) the Executive’s Base Salary in effect at the Termination Date and (y) the average annual bonus awarded to the Executive for the three fiscal years immediately preceding the Termination Date (excluding any payments for long-term incentives);
(iii)    For the period commencing on the Termination Date and ending on the earlier of (A) December 31st of the first calendar year following the calendar year in which the Termination Date occurs, or (B) the date that the Executive accepts new employment (the “Continuation Period”), the Company will at its expense provide, either as part of a group policy or as such policy may be converted to an individual policy, health, dental, vision and life insurance (the “benefit plans”) in which the Executive was entitled to participate as an employee as of the Termination Date; provided that the Executive’s continued participation is possible under the general terms and provisions of each such plan and all applicable laws. If the Executive is a “specified employee” governed by Section 2.10 hereof, to the extent that any benefits provided to the Executive under this Section 2.3(a)(iii) are taxable to the Executive, then, with the exception of nontaxable medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Executive pursuant to this Section 2.3(a)(iii) during the six month period following the Termination Date shall be limited to the amount specified by Section 402(g)(1)(B) of Code for the year in which the termination occurred. The Executive shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six-month period following the date of termination, and shall be reimbursed in full by the Company during the seventh month after the Termination Date. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to the Executive than the most favorable of such coverages and benefits provided to active employees of the Company during the Continuation Period. If the Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Company will use its best efforts to provide the Executive with benefits substantially similar or comparable in value to those the Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Executive. To the maximum extent permitted by law, the Executive will be eligible for medical coverage under COBRA. Notwithstanding the above, if the payment of health insurance premiums for the Executive is not permitted by the Patient Protection and Affordable Care Act, then in lieu of the health benefits provided for herein, the lump sum cash payment described in Section 2.3(a)(ii) will by increased by an amount equal to the first monthly COBRA premium multiplied by the maximum number of months in the Continuation Period;
(iv)    All benefits that the Executive is entitled to receive pursuant to benefit plans maintained by the Company under which benefits are calculated based upon years of service or age will be calculated by treating the Executive as having attained two additional years of age and as having provided two additional years of service as of the Termination Date; and
(v)    The Company will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for her benefit pursuant to any employee benefit plans maintained by the Company with respect to services rendered by the Executive prior to the Termination Date.
(b)    Termination for Other Reasons. If during the Initial Term and prior to a Change of Control, the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or for any other reason (other than as set forth in Section 2.3(a)), the Company will pay to the Executive the Accrued Salary without further obligation to the Executive other than for obligations by law and obligations for any benefits earned by the Executive or accrued for her benefit pursuant to any employee benefit plans maintained by the Company with respect to services rendered by the Executive prior to the Termination Date.
2.4    Obligations upon Termination after a Change of Control.
(a)    Termination as a Result of Death, Disability or Retirement. If, after a Change of Control and during the Employment Term, (1) the Executive’s employment is terminated by reason of the Executive’s death, (2) the Company terminates the Executive’s employment by reason of the Executive’s Disability, or (3) the Executive retires and terminates her employment, then, subject to Section 2.6 and, if applicable, the six-month delay set forth in Section 2.10:
(i)    The Company or an Affiliate will pay to the Executive or her legal representatives the Executive’s Accrued Salary;
(ii)    The Company or an Affiliate will pay to the Executive or her legal representatives the Pro Rata Bonus; and
(iii)    The Company or an Affiliate will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for her benefit pursuant to any employee benefit plans maintained by the Company or its Affiliates with respect to services rendered by the Executive prior to the Termination Date.
(b)    Termination by the Company for Cause; by the Executive for other than Good Reason. If, after a Change of Control and during the Employment Term, the Executive’s employment is terminated by the Company or an Affiliate for Cause, or by the Executive for other than Good Reason, the Company or Affiliate will pay to the Executive the Accrued Salary without further obligation to the Executive other than for obligations by law and obligations for any benefits earned by the Executive or accrued for her benefit pursuant to any employee benefit plans maintained by the Company or Affiliate with respect to services rendered by the Executive prior to the Termination Date.
(c)    Termination by the Company for Reasons other than Death, Disability or Cause; by the Executive for Good Reason. If, after a Change of Control and during the Employment Term, (1) the Company or an Affiliate terminates the Executive’s employment other than for Cause, death or Disability, or (2) the Executive terminates her employment for Good Reason, then, subject to Section 2.6, and, if applicable, the six-month delay set forth in Section 2.10:
(i)    The Company or an Affiliate will pay to the Executive the Accrued Salary;
(ii)    The Company or an Affiliate will pay to the Executive in a lump sum in cash (A) the Pro Rata Bonus, and (B) an amount equal to 2.99 times the sum of (x) the Executive’s Base Salary in effect at the Termination Date and (y) the highest annual bonus awarded to the Executive for the three fiscal years immediately preceding the Termination Date (excluding any payments for long-term incentives);
(iii)    For the Continuation Period, the Company or its Affiliate will at its expense provide, either as part of a group policy or as such policy may be converted to an individual policy, health, dental, vision and life insurance (the “benefit plans”) in which the Executive was entitled to participate as an employee as of the Termination Date; provided that the Executive’s continued participation is possible under the general terms and provisions of each such plan and all applicable laws. If the Executive is a “specified employee” governed by Section 2.10 hereof, to the extent that any benefits provided to the Executive under this Section 2.4(c)(iii) are taxable to the Executive, then, with the exception of nontaxable medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Executive pursuant to this Section 2.4(c)(iii) during the six month period following the Termination Date shall be limited to the amount specified by Section 402(g)(1)(B) of Code for the year in which the termination occurred. The Executive shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six-month period following the date of termination, and shall be reimbursed in full by the Company during the seventh month after the Termination Date. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to the Executive than the most favorable of such coverages and benefits provided to active employees of the Company or its Affiliate during the Continuation Period. If the Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Company or its Affiliate will use its best efforts to provide the Executive with benefits substantially similar or comparable in value to those the Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company or its Affiliate that relates specifically to the Executive. To the maximum extent permitted by law, the Executive will be eligible for medical coverage under COBRA. Notwithstanding the above, if the payment of health insurance premiums for the Executive is not permitted by the Patient Protection and Affordable Care Act, then in lieu of the health benefits provided for herein, the lump sum cash payment described in Section 2.4(c)(ii) will by increased by an amount equal to the first monthly COBRA premium multiplied by the maximum number of months in the Continuation Period;
(iv)    All benefits that the Executive is entitled to receive pursuant to benefit plans maintained by the Company or an Affiliate under which benefits are calculated based upon years of service or age will be calculated by treating the Executive as having attained two additional years of age and as having provided two additional years of service as of the Termination Date; and
(v)    The Company or an Affiliate will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for her benefit pursuant to any employee benefit plans maintained by the Company or Affiliate with respect to services rendered by the Executive prior to the Termination Date.
2.5    Nondisclosure and Proprietary Rights. The rights and obligations of the Company and the Executive contained in Article III hereof will continue to apply notwithstanding a termination triggering obligations of the Company pursuant to Section 2.3 or 2.4.
2.6    Most Favorable Benefits. It is the intention of the parties that the terms of this Agreement provide payments and benefits to the Executive that are equivalent or more beneficial to the Executive than are otherwise available to the Executive under the terms of any applicable benefit plan or related compensation agreement. To that end, the terms of the Agreement shall govern the payments and benefits to which the Executive shall be entitled upon the termination of the Executive’s employment as provided herein, except that if the terms of any applicable benefit plan or related compensation agreement provide more favorable benefits to the Executive than are provided hereunder, the terms of such plan or agreement shall control.
2.7    Excise Tax Provision.
(a)    Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with the Change of Control of the Company or the termination of the Executive’s employment under this Agreement or any other agreement between the Company and the Executive (all such payments and benefits, including the payments and benefits under Section 2.4(c) hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 2.4(c) hereof shall first be reduced, and the noncash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect to have the noncash payments and benefits hereof reduced (or eliminated) prior to any reduction of the cash payments under Section 2.4(c) hereof.
(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to a Change of Control or other event giving rise to a potential Excise Tax, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
(c)    At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
2.8    Equity Incentive Awards. The foregoing benefits are intended to be in addition to the value of any options to acquire Common Stock, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any restricted stock units the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, and any other incentive or similar plan heretofore or hereafter adopted by the Company.
2.9    Resignation from Board of Directors. If the Executive is a director of the Company and her employment is terminated for any reason other than death, the Executive will, if requested by the Company, immediately resign as a director of the Company and its Affiliates. If such resignation is not received within 20 business days after the Executive actually receives written notice from the Company requesting the resignation, the Executive will forfeit any right to receive any payments pursuant to this Agreement.
2.10    Legal Fees. The Company agrees to pay as incurred all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement).

2.11    Section 409A of the Internal Revenue Code.
(a)    This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as separation pay due to an involuntary separation from service, as a short-term deferral, or under any other provision of Section 409A, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(b)    Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date") . The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)    No acceleration of payments and benefits provided for in this Agreement shall be permitted, except that the Company may accelerate payment, if permitted by Section 409A, as necessary to allow the Executive to pay FICA taxes on amounts payable hereunder and additional taxes resulting from the payment of such FICA amount, or as necessary to pay taxes and penalties arising as a result of the payments provided for in this Agreement failing to meet the requirements of Section 409A. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.
(d)    To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(i)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(ii)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
ARTICLE III
Nondisclosure and Proprietary Rights
3.1    Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its Affiliates (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its Affiliates or any of their consultants, agents or independent contractors or by the Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its Affiliates’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.
3.2    Nondisclosure of Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by the Executive during the Executive’s employment (whether prior to or after the Agreement Date) and will use such Confidential Information solely within the scope of her employment with and for the exclusive benefit of the Company. For a period of five years after the Termination Date, the Executive agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in her possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information, the Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
3.3    Injunctive Relief; Other Remedies. The Executive acknowledges that a breach by the Executive of Section 3.2 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Section 3.2, the

Company will be entitled to injunctive relief restraining the Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non waivable, applicable law. Nothing herein, however, will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company will have the right upon the occurrence of any such breach to offset the damages of such breach as determined by the Company, against any unpaid salary, bonus, commissions or reimbursements otherwise owed to the Executive. In particular, the Executive acknowledges that the payments provided under Article II are conditioned upon the Executive fulfilling the nondisclosure agreements contained in this Article III. If the Executive at any time materially breaches nondisclosure agreements contained in this Article III, then the Company may offset the damages of such breach, as determined solely by the Company, against payments otherwise due to the Executive under Article II or, at the Company’s option, suspend payments otherwise due to the Executive under Article II during the period of such breach. The Executive acknowledges that any such offset or suspension of payments would be an exercise of the Company’s right to offset or suspend its performance hereunder upon the Executive’s breach of this Agreement; such offset or suspension of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.
3.4    Governing Law of this Article III; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article III or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, will be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited disclosure occurs, and, with respect to each such dispute, the Company and the Executive each hereby consent to the jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree that service of process may be made upon her or it in any legal proceeding relating to this Article III by any means allowed under the laws of such jurisdiction.
3.5    Executive’s Understanding of this Article. The Executive hereby represents to the Company that she has read and understands, and agrees to be bound by, the terms of this Article III. The Executive acknowledges that the duration of the covenants contained in Article III are the result of arm’s length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Executive and the length of time it would take the Company to find and train a suitable replacement, and (b) the Executive’s level of control over and contact with the business and operations of the Company and its Affiliates in various jurisdictions where same are conducted. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article III invalid or unenforceable.

ARTICLE IV
Miscellaneous

4.1    Binding Effect; Successors.
(a)    This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.
(b)    This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.
(c)    The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive.
(d)    The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Executive.
4.2    Notices. All notices hereunder must be in writing and, unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:
If to the Company, to:

Stratus Properties Inc.
212 Lavaca St.
Suite 300
Austin, Texas 78701
Attention: Chairman of Compensation Committee

If to the Executive, to:

or such other address as to which any party hereto may have notified the other in writing.

4.3    Governing Law. Except as provided in Article III hereof, this Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.
4.4    Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.
4.5    Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.
4.6    Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Executive and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
4.7    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.
4.8    Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.
4.9    Company’s Reservation of Rights. The Executive acknowledges and understands that the Executive serves at the pleasure of the Board and that the Company has the right at any time to terminate the Executive’s status as an employee of the Company or any of its Affiliates, or to change or diminish her status during the Employment Term, subject to the rights of the Executive to claim the benefits conferred by this Agreement.
4.10    Prior Change of Control Agreement. Effective as of the Agreement Date, this Agreement supersedes any prior change of control or nondisclosure agreement between the Executive and the Company.

4.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Agreement Date.

Stratus Properties Inc.

By: /s/ James C. Leslie
James C. Leslie
Director and Chairman of the
Compensation Committee of the
Board of Directors

Executive

/s/ Erin D. Pickens
Erin D. Pickens

Signature Page of Severance and Change of Control Agreement
between Stratus Properties Inc. and Erin D. Pickens